Exhibit 10.1

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of November 1, 2024, by and among Mastech Digital, Inc., a Pennsylvania corporation (the “Parent”), Mastech Digital Technologies, Inc., a Pennsylvania corporation (together with the Parent, the “Company”), and Nirav Patel (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive wishes to enter into the employ of the Company, on the terms and conditions set forth herein; and

WHEREAS, this Agreement is a condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, the Company and Executive agree as follows:

1. DEFINITIONS.

1.1. “Affiliate” of any particular Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2. “Board” shall mean the Board of Directors of the Parent.

1.3. “Cause” shall mean (i) Executive’s convection of, or plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude or fraud; (ii) Executive’s willful conduct which constitutes personal dishonesty, incompetence, gross negligence or breach of fiduciary duty involving personal profit, theft or deceit, which in each instance brings the Company or any Company Affiliate into public disgrace or disrepute and that is materially injurious to the business or reputation of the Company or any Company Affiliate; (iii) the substantial or continued unwillingness of Executive to perform duties as reasonably directed by the Board, provide that Executive has been given reasonable written notice and explanation by the Board of any such failure to perform and reasonable opportunity to cure such failure to perform, and no such cure has been effected within a reasonable time after notice; or (iv) any material breach by Executive of Paragraphs 5 or 6 of this Agreement, or Executive’s breach of obligations pursuant to the Confidential Information and Intellectual Property Protection Agreement.

1.4. “Change of Control” shall mean (i) the consummation of a reorganization, merger or consolidation or similar form of corporate transaction, involving the Company or any of its subsidiaries (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or (ii) the complete liquidation or dissolution of the Company or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock of the Company immediately prior to such sale or disposition. Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred unless such event would also be a Change in Control under Code Section 409A or would otherwise be a permitted distribution event under Code Section 409A.

1.5. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6. “Company Affiliate(s)” means any Affiliate of the Company.

1.7. “Company Employee(s)” means any individual who is, as of the Termination Date, or was, within the three (3) months prior to the Termination Date, a director, officer or employee of the Company or any Company Affiliate.

1.8. “Competitor(s)” means any undertaking, Person or entity engaged in, or about to become engaged in (as evidenced by announcements or contemporaneous written records), the Restricted Business, either in whole or substantially in part.

1.9. “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning the Company’s or any Company Affiliate’s accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers (including the identity thereof and the nature of the services the Company and/or any Company Affiliate performs or proposes to perform therefor), employees, prospect lists, manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know-how and operating methods and any other trade secret or proprietary information belonging to the Company or any Company Affiliate or relating to the Company’s or any Company Affiliate’s affairs that is not public information.

1.10. “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is or should reasonably be known to Executive as a result of Executive’s access to the Company’s and Company Affiliates’ business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom the Company or any Company Affiliate has contracted or negotiated during Executive’s employment (or following Executive’s termination of employment, during the one (1) year period preceding such termination); or (iii) who is or becomes a prospective client, customer or acquisition candidate of the Company or any Company Affiliate during the period of Executive’s employment.

1.11. “Good Reason” shall mean, without the written consent of Executive, (i) a material diminution of Executive’s job responsibilities, Executive’s reporting relationship to the Board, or Executive no longer holding the title of President and Chief Executive Officer of the Company; or (B) Executive’s responsibilities, as a result of such Change of Control or corporate transaction, become that of executive-level management of a business unit, division, subsidiary or other Affiliate of the acquiring or surviving company or one of its Affiliates; (ii) a reduction in Executive’s base salary or failure to pay Executive any compensation or benefits to which Executive is entitled within ten (10) days of the due date, unless any such reduction is part of and proportionate to a reduction in base compensation for all similarly-situated employees of the Company in general, which reduction has been authorized by a majority of the Board; (iii) an uncured material breach by the Company of this Agreement or any other agreement between Executive and the Company; (iv) the Company requiring Executive to be based at any place outside of the Dallas, Texas metropolitan area, except for reasonably required travel on the Company’s business; and (v) the insolvency or filing (by any party, including the Company) of a petition for bankruptcy of the Company. Notwithstanding the foregoing, Good Reason shall not be deemed to exist, and Executive shall not be permitted to terminate employment for Good Reason, unless and until (x) Executive has provided written notice of termination detailing the specific grounds purportedly giving rise to the basis for Good Reason (or, for purposes of clause (iii), the purported material breach of this Agreement or other applicable agreement) not later than sixty (60) days after the time at which the event or condition purportedly giving rise to the basis for Good Reason first occurs or arises; and (y) the Company has had thirty (30) days from the date of such written notice to cure such event or condition, as determined by Company in its reasonable and good-faith discretion.

1.12. “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental authority.

1.13. “Restricted Business” means the business of offering data and analytics solutions and information technology staffing services for both digital and mainstream technologies, digital engineering services, artificial intelligence services and generative artificial intelligence services, along with any business which provides, engages in, produces or sells and products or services which are the same or substantially similar to the products and services provided, produced or sold by the Company or any Company Affiliate during the Term of Employment.

1.14. “Restricted Geography” means the United States and India.

1.15. “Restricted Non-Compete Period” means the period of twelve (12) months immediately following the Termination Date; provided, that If Executive violates the provisions of Paragraph 5, the Restricted Non-Compete Period shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

1.16. “Restricted Non-Solicitation Period” means the period of twenty-four (24) months immediately following the Termination Date; provided, that If Executive violates the provisions of Paragraph 5, the Restricted Non-Solicitation Period shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

1.17. “Termination Date” means the date Executive’s employment with the Company is terminated for any reason.

2. EMPLOYMENT.

2.1. TERM OF EMPLOYMENT. Executive’s employment under this Agreement shall commence on a date to be mutually agreed by the parties, but in no event later than February 1, 2025 (such date, as set forth on the signature page hereto, the “Effective Date”) and shall continue until the date that is the fourth-year anniversary of the Effective Date (unless terminated as provided under Paragraph 7), provided that thereafter this Agreement shall be automatically renewed for successive periods of one year, unless Executive or the Company shall give the other party not less than sixty (60) days’ written notice of non-renewal (the “Term of Employment”). Notwithstanding the foregoing, Executive acknowledges and agrees that Executive’s employment with the Company is “at-will” and nothing herein guarantees Executive continued employment by the Company for any specified or intended term, and that his employment and this Agreement may be terminated by the Company at any time.

2.2. TITLES AND DUTIES. Subject to the terms and provisions set forth in this Agreement, during the Term of Employment, Executive shall be employed as the President and Chief Executive Officer of the Parent and in such other positions with the Company and any one or more Company Affiliates (for no additional compensation) as may be determined by the Board or its designee from time to time. Executive shall report in such capacity to the Board. Executive shall be nominated to serve on the Board during the Term of Employment, and Executive agrees to serve in this role with the understanding that he will submit his resignation from the Board if he ceases to be employed by the Company for any reason. Executive shall have the duties, responsibilities and authority normally associated with such position and such other duties and responsibilities as are reasonably assigned by the Board or its designee from time to time that are commensurate with Executive’s position. Executive agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s reasonable best efforts to advance the business and goodwill of the Company and the Company Affiliates. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of the Company and the Company Affiliates, and to comply with all rules, regulations and procedures of the Company and the Company Affiliates. During the Term of Employment, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity or Person, serve on any board of directors or trustees of any other Person or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other Person, without the prior written approval of the Co-Chairmen of the Board (or the sole Chairman, if applicable), which approval shall not be unreasonably withheld, delayed or conditioned.

3. COMPENSATION AND OTHER BENEFITS.

3.1. Executive’s compensation as of the Effective Date is set forth on Schedule A hereto. Said compensation is subject to being reviewed annually by the Compensation Committee of the Board. Any changes to compensation will be set forth in a revised Schedule A. The Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts payable by Executive to the Company or any Company Affiliate.

3.2. ANNUAL BONUS; CASH SIGNING BONUS.

3.2.1. During the Term of Employment, Executive shall be eligible to earn an annual performance bonus, subject to the attainment of annual performance goals as determined by the Board. Executive’s annual target bonus shall be set forth on the most recently issued Schedule A.

3.2.2. The Company shall pay Executive a signing bonus in the gross amount of $2,000,000, payable in cash, less all applicable withholdings required by law, within thirty (30) days following the Effective Date and subject to Executive’s continuous employment with the Company from the Effective Date through such date of payment (the “Signing Bonus”). If Executive voluntarily terminates his employment with the Company without Good Reason, or the Company terminates Executive’s employment for Cause, in each case on or before the fourth (4th) anniversary of the Effective Date, Executive shall repay all or a portion of the Signing Bonus as set forth below. In the event of a Change of Control on or before the fourth (4th) anniversary of the Effective Date, the foregoing risk of forfeiture of all or a portion of the Signing Bonus shall lapse and Executive shall not be required to repay any portion of the Signing Bonus unless the Company terminates Executive’s employment for Cause in connection with such Change of Control. In the event Executive is required to repay all or a portion of the Signing Bonus in accordance with the foregoing, Executive shall make such payment to the Company within sixty (60) days of the Termination Date in accordance with the following schedule:

Termination Date	Amount of the Signing Bonus to be repaid by Executive to the Company
On or before the first (1st) anniversary of the Effective Date	$2,000,000
On or before the second (2nd) anniversary of the Effective Date, but after the first (1st) anniversary of the Effective Date	$1,500,000
On or before the third (3rd) anniversary of the Effective Date, but after the second (2nd) anniversary of the Effective Date	$1,000,000
On or before the fourth (4th) anniversary of the Effective Date, but after the third (3rd) anniversary of the Effective Date	$500,000

3.3. EQUITY. On the Effective Date, Executive shall receive an award of non-qualified stock options to purchase 702,358 shares of the Parent common stock (the “Effective Date Stock Options”), subject to the terms and conditions of a Non-Qualified Stock Option Agreement in the form attached hereto as Appendix A (the “Effective Date Stock Option Agreement”). Thereafter, during the Term of Employment, Executive shall be eligible to receive non-qualified stock options and other awards pursuant to the Mastech Digital, Inc. Stock Incentive Plan, originally effective as of October 1, 2008 and amended and restated effective as of May 14, 2024 and as may be amended and/or restated from time to time, in a manner and amount determined by the Compensation Committee of the Board in its sole discretion.

3.4. BENEFIT PLANS. During the Term of Employment, Executive shall be eligible to participate in and be covered on the same basis as other executives of the Company, under all employee benefit plans and programs maintained by the Company at any time or from time to time in accordance with the terms of the Company’s applicable benefit plans and policies, which are controlling.

3.5. EXPENSES. During the Term of Employment, the Company shall, subject to Paragraph 20, pay or reimburse Executive for all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder in accordance with the Company’s standard policies and practices as in effect from time to time. For the avoidance of doubt, under the terms of the Company’s travel policy (as currently in effect), Executive is eligible to be reimbursed for the cost of business-class airfare on any international flights, or first-class airfare on any domestic flights, he takes when travelling in connection with the performance of his duties hereunder.

3.6. INDEMNIFICATION. Both during the Term of Employment and for a period of two years thereafter, unless otherwise required by applicable law, the Company may not change or amend the indemnification provisions in its governing documents if such change or amendment reduces the Company’s indemnification available to Executive; provided, however, that the Company may effectuate any such change or amendment if the Company agrees to enter into a separate agreement with Executive to provide Executive with the same level of indemnification as in effect prior to such change or amendment.

4. POLICIES AND PRACTICES. Executive agrees to abide by all rules, regulations, policies, practices and procedures of the Company and the Company Affiliates (as amended from time to time), of which he shall be given notice by the Company. Without limiting the generality of the foregoing, all compensation shall be subject to any forfeiture or clawback policy established by the Company or the Board generally for senior executives from time to time and any other such policy required by applicable law.

5. RESTRICTIVE COVENANTS. In order to protect the business interests and goodwill of the Company and the Company Affiliates, Executive covenants and agrees that:

5.1. during the Term of Employment and, in the event Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, also the during the Restricted Non-Compete Period, Executive shall not, either on Executive’s own account or for or in association with any other Person, directly or indirectly, be employed by, involved in or with or engaged in or with, in any way (including, without limitation, as an employee, officer, director, contractor, consultant, member, trustee, partner, shareholder, lender or owner), any Competitor operating within the Restricted Geography with respect to the Restricted Business;

5.2. during the Term of Employment and during the Restricted Non-Solicitation Period, Executive shall not, either on Executive’s own account or for or in association with any other Person, directly or indirectly, (i) canvass, solicit, approach or seek out or cause to be canvassed, solicited, approached or sought out any Customer for orders or instructions in relation to the Restricted Business or any Competitor; (ii) induce any Customer to cease, reduce or otherwise limit or interfere with any Customer’s business with the Company or any Company Affiliate or adversely vary the terms upon which any Customer’s business is conducted with the Company or with any Company Affiliate; or (iii) do business with or for any Customer in relation to the Restricted Business;

5.3. during the Term of Employment and during the Restricted Non-Solicitation Period, Executive shall not, either on Executive’s own account or for or in association with any other Person, directly or indirectly, (i) solicit or endeavor to entice away any Company Employee; (ii) induce or attempt to induce any Company Employee to breach any contract of employment with the Company (or any Company Affiliate) or to terminate the Company Employee’s employment relationship with the Company of any Company Affiliate; (iii) induce or attempt to induce any Company Employee to do anything which Executive is restricted from doing under the terms of this Agreement or (iv) recruit, hire or employ or aid others to recruit, hire or employ any Company Employee; provided that any subsequent employer of Executive shall not be prohibited, during the Restricted Non-Solicitation Period, from making general solicitations for employment or from engaging search or recruiting firms that are not instructed to target Company Employees, or from hiring any individual responding to such general solicitations or search or recruiting firms; and

5.4. during the Term of Employment and after the Termination Date, Executive shall not make any disparaging, untrue, negative, derogatory or defamatory remarks concerning the Company (or any Company Affiliate) or its (or their respective) officers, managers, members, partners, equityholders, directors, or employees, reputations, or business practices at any time. For avoidance of doubt, nothing in this provision is intended to prevent or inhibit lawful competition, the provision of truthful testimony as required by court order or other legal process, or participating in good faith in any investigation by an administrative agency or governmental agency.

Executive covenants and agrees that the terms of this Paragraph 5 are fair, reasonable in scope given the highly competitive and global business in which the Company and the Company Affiliates are engaged and given Executive’s high-level role within the Company and Company Affiliates, and necessary to protect the Company’s and the Company Affiliates’ legitimate interests, including, without limitation, the protection of Confidential Information, relationships with and investments in Customers, goodwill and the training and education provided to employees. Executive further acknowledges that the Company would not have entered into this Agreement with Executive or provided the consideration herein without Executive’s agreement to the obligations in this Agreement, specifically including the obligations in this Paragraph 5. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company and the Company Affiliates because of the scope of the Company’s and the Company Affiliates’ businesses.

Executive agrees that if any one or more of the terms, provisions, covenants or restrictions in this Paragraph 5 shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable in whole or in part, the remainder of the terms, provisions, covenants and restrictions in this Paragraph 5 shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and that any such court ruling shall not affect the enforcement of this Agreement in any other jurisdiction. Executive further agrees that if any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be reformed and revised to the extent necessary to protect the applicable legitimate business interests of the Company and the Company Affiliates, or otherwise construed and enforced to the maximum extent compatible with applicable law.

Executive acknowledges that the offer of employment by the Company, or any other consideration offered for signing this Agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 5, and that each Company Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive’s signing of an employment agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s continued employment with the Company.

6. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Executive covenants and agrees during the Term of Employment and after the Termination Date, not to communicate or divulge to any Person, either directly or indirectly, and to hold in strict confidence for the benefit of the Company, all Confidential Information except that Executive may disclose such Confidential Information to a Person who needs to know such Confidential Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of the Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Appendix B and incorporated as though fully set forth herein.

7. TERMINATION. The Term of Employment under this Agreement may be terminated by either party with or without Cause or for any or no reason. Upon the occurrence of the Termination Date, Executive shall and shall be deemed to have immediately resigned from any and all officer, director and other positions he then holds with the Company and all Company Affiliates (and this Agreement shall act as notice of resignation by Executive without any further action required by Executive). Except as specifically provided in this Paragraph 7, all other rights Executive may have to compensation and benefits from the Company or any Company Affiliate shall terminate immediately upon the Termination Date. Any termination of Executive by the Company shall be effective by vote of the majority of the Board (excluding Executive).

7.1. TERMINATION FOR CAUSE. Executive may be terminated from employment by the Company with Cause. If Executive is terminated with Cause, the Company may immediately terminate the employment of Executive and Executive shall only be entitled to his wages and benefits (excluding stock options and other equity awards) earned through the Termination Date (the “Accrued Obligations”). For the avoidance of doubt, all vested and unvested stock options and other unvested equity awards held by Executive on the Termination Date shall be forfeited on the Termination Date if Executive is terminated from employment by the Company with Cause. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 5, 6 and 7, if Executive is terminated with Cause.

7.2. VOLUNTARY TERMINATION WITHOUT GOOD REASON. Upon ninety (90) days prior written notice to the Company, Executive shall have the right to voluntarily terminate his employment hereunder without Good Reason. Upon receipt of Executive’s notice of voluntary termination, the Company, at its sole discretion may elect to reduce the notice period and no such action by the Company shall cause Executive’s termination to be a termination by the Company without Cause. In such event of Executive’s voluntary termination, Executive shall be entitled to the Accrued Obligations earned through the Termination Date. For the avoidance of doubt, all unvested stock options and other unvested equity awards held by Executive on the Termination Date shall be forfeited on the Termination Date if Executive terminates his employment hereunder without Good Reason.

7.3. TERMINATION DUE TO DEATH. In the event of Executive’s death during the Term of Employment, Executive’s employment hereunder shall be terminated and Executive’s estate shall be entitled to the Accrued Obligations earned through the Termination Date.

7.4. TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON OTHER THAN WITHIN 12 MONTHS AFTER A CHANGE OF CONTROL. The Company may terminate Executive’s employment without Cause at any time and Executive may terminate his employment for Good Reason. If, during the Term of Employment, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (in either case, other than within 12 months after a Change of Control), Executive will be entitled to the following:

(a) The Accrued Obligations earned through the Termination Date;

(b) Twelve (12) months of Executive’s then current monthly base salary, as set forth in Schedule A, divided into equal installments and paid on the Company’s regular payroll dates over a period of twelve (12) months commencing with the first regular payroll date occurring on or after the date the Release described below becomes irrevocable and with the remaining installments paid on succeeding regular payroll dates during such twelve (12) month period until paid in full (the payments under this Paragraph 7.4(b) being referred to in the aggregate as the “Severance Payments”);

(c) A pro-rated portion of your annual performance-based cash bonus for the year in which the Termination Date occurs, in an amount equal to (i) the target amount for such calendar year, multiplied by the percentage of the target amount actually achieved during such year, multiplied by (ii) a fraction, the numerator of which is the number of days of such year from January 1 of such year through the Termination Date, and the denominator of which is the total number of days in such year, with such pro-rated bonus payment payable as soon as reasonably practicable following the completion of the Company’s year-end audit for such year (the payment under this Paragraph 7.4(c) being referred to as the “Pro-Rated Bonus Payment”);

(d) In the event that the Company consummates a Change of Control after, but within twelve (12) months of, the Termination Date, Executive will be entitled to receive a cash payment (the “CoC Cash Bonus Amount”) in the amount equal to the difference between (i) the number of unvested and outstanding Accelerated Options (as defined below) on the Termination Date, multiplied by the fair market value of the consideration paid to one share of the Company’s Common Stock in connection with such Change of Control (as determined by the Board in its reasonable discretion), minus (ii) the aggregate exercise price for all of the Accelerated Options. For purposes of this Section, the term “Accelerated Options” means (x) all unvested and outstanding time-based Effective Date Stock Options under Sections 5(i) through 5(iv) of the Effective Date Stock Option Agreement and (y) all unvested and outstanding milestone-based Effective Date Stock Options that would become vested upon the achievement of the next applicable and then-unvested Market Capitalization Vesting Threshold, under Sections 5(v) through 5(vii), as applicable, of the Effective Date Stock Option Agreement. Any CoC Cash Bonus Amount payable to Executive hereunder shall be payable as soon as reasonably practicable following the consummation of the Change of Control.

(e) If Executive is eligible for and timely elects to continue coverage under the Company’s medical benefit plan after the Termination Date for Executive and his eligible dependents under the Company’s group health plans in accordance with and for as long as required under COBRA (subject to payment of the applicable cost for such coverage as may be required by the Company in accordance with COBRA), the Company shall pay, directly to the benefits provider, an amount equal to the excess of Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active executive of the Company. The Company’s COBRA contribution shall cease on the earlier of: (i) eighteen (18) months after the Termination Date; or (ii) when Executive becomes eligible for other group health benefits from a subsequent employer. If the payment of such premium by the Company could, in the opinion of the Company, cause the Company’s group health plan to violate applicable law or cause the benefits provided under such plan to be taxable, the Company will not pay such premium directly to the benefits provider but will instead pay an equivalent amount to Executive.

Executive further acknowledges that Company’s obligations under this Paragraph 7.4 are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against the Company in a form similar to the one attached hereto as Appendix C (or such other form acceptable to the Company) (the “Release”), and the Release becoming effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date. The Severance Payments will commence no later than thirty (30) days after the Release becomes effective (such commencement or payment date being referred to as the “Severance Commencement Date”). Notwithstanding the foregoing, if the 60-day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Commencement Date shall be no earlier than the first day of such later calendar year.

For the avoidance of doubt, all unvested stock options and other unvested equity awards held by Executive on the Termination Date shall be forfeited on the Termination Date if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (in either case, other than on the date a Change of Control is consummated or within 12 months after a Change of Control).

7.5. TERMINATION WITHOUT CAUSE OR TERMINATION FOR GOOD REASON WITHIN 12 MONTHS AFTER A CHANGE OF CONTROL. The Company may terminate Executive’s employment without Cause at any time and Executive may terminate his employment for Good Reason. If, during the Term of Employment, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (in either case, on the date of the consummation of a Change of Control or within 12 months after a Change of Control), Executive will be entitled to the following in lieu of the payments and benefits to which Executive would otherwise be entitled upon such termination in accordance with Paragraph 7.4:

(a) The Accrued Obligations earned through the Termination Date;

(b) The Severance Payments on the terms and conditions described in Paragraph 7.4(b);

(c) The Pro-Rated Bonus Payment on the terms and conditions described in Paragraph 7.4(c);

(d) Acceleration of the vesting and/or exercisability of all then-outstanding equity awards held by Executive in full, effective as of the Termination Date; provided, however, that the vesting and exercisability of the Effective Date Stock Options shall be governed by, and subject to the terms and conditions of, the Effective Date Stock Option Agreement; and

(e) If Executive is eligible for and timely elects to continue coverage under the Company’s medical benefit plan after the Termination Date for Executive and his eligible dependents under the Company’s group health plans in accordance with and for as long as required under COBRA (subject to payment of the applicable cost for such coverage as may be required by the Company in accordance with COBRA), the Company shall pay, directly to the benefits provider, an amount equal to the excess of Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active executive of the Company. The Company’s COBRA contribution shall cease on the earlier of: (i) eighteen (18) months after the Termination Date; or (ii) when Executive becomes eligible for other group health benefits from a subsequent employer. If the payment of such premium by the Company could, in the opinion of the Company, cause the Company’s group health plan to violate applicable law or cause the benefits provided under such plan to be taxable, the Company will not pay such premium directly to the benefits provider but will instead pay an equivalent amount to Executive.

Executive further acknowledges that the Company’s obligations under this Paragraph 7.5 are contingent upon and subject to Executive’s signing (and not revoking) the Release, and such Release becoming effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date. The Severance Payment will commence no later than thirty (30) days after the Release becomes effective. Notwithstanding the foregoing, if the 60-day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Payment Date shall be no earlier than the first day of such later calendar year.

7.6. SEVERANCE POLICY. Executive shall not be eligible to participate in any generally-applicable severance policy maintained by the Company or any Company Affiliate (“Severance Policy”).

7.7. VIOLATION OF RESTRICTIVE COVENANTS. Without limiting the Company’s remedies as set forth in Paragraph 5, upon Executive’s breach of any restrictions set forth in Paragraph 5, the Company will have no obligation to continue to pay or provide any of the amounts or benefits under this Paragraph 7 other than the Accrued Obligations.

7.8. SECTION 280G. If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

The determinations to be made with respect to this Paragraph shall be made by the Company’s independent accountants, which shall be paid by the Company for the services to be provided hereunder. For purposes of making the calculations required by this Paragraph, the accountants may make reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999 and make reasonable assumptions regarding Executive’s marginal tax rate in effect for such parachute payments, including the effect of the deductibility of state and local taxes on such marginal tax rate. Executive and the Company shall furnish to accountants such information and documents as the accountants may reasonably request in order to make a determination under this Paragraph.

8. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes it determines may be appropriate.

9. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to the Company and the Company Affiliates, the amount of which will be extremely difficult to ascertain, and that the Company and the Company Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company and the Company Affiliates shall have the right to seek such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect the Company or any Company Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies the Company or any Company Affiliate may have to protect its rights. The prevailing party in any such action shall be responsible for reimbursing the non-prevailing party for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by the Company or any Company Affiliate which enforces the Company’s or any Company Affiliate’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the United States or any other country in the world where the Company or any Company Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment. Executive agrees that the Company (and any Company Affiliate) may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and seek the recoupment of any payments already made under this Agreement.

10. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of the Company employing Executive and the wages and benefits provided under this Agreement, Executive, on the one hand, and the Company, on the other hand, each agree that, in the event any party hereto (or such party’s representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from the Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of the Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, the Company may, at any time within sixty (60) days of the service of Executive’s complaint upon the Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator mutually agreed upon by the parties, in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act and is fully enforceable. Executive understands and agrees that, if the Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties hereto agree that the prevailing party shall be entitled to have all of its legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by the Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. EXECUTIVE MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, EXECUTIVE SHOULD TAKE A COPY OF THIS AGREEMENT WITH HIM. HOWEVER, EXECUTIVE WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNLESS AND UNTIL THIS AGREEMENT IS SIGNED AND RETURNED TO THE COMPANY BY EXECUTIVE.

11. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

12. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of the Company and the Company Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with the Company or the Company Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against the Company or any Company Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Company or any Company Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to Executive’s receipt of the consideration provided herein.

13. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

14. ENTIRE AGREEMENT. This Agreement, along with the Confidential Information and Intellectual Property Protection Agreement and the Non-Qualified Stock Option Agreement, supersedes all prior agreements, written or oral, between the Company and any Company Affiliate, on the one hand, and Executive, on the other hand, concerning the subject matter hereof and thereof.

15. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with the Company for any reason.

16. PRIOR EMPLOYMENT; FUTURE EMPLOYMENT. Executive has disclosed any and all prior agreements which may limit in any way Executive’s ability to work for or provide services to the Company and/or any Company Affiliate in any capacity. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements

17. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or any Company Affiliate or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company or any Company Affiliate to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by the Company or any Company Affiliate to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

18. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, permitted assigns, heirs and legal representatives of the parties hereto. The Company and each Company Affiliate shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or such Company Affiliate would be required to perform it if no such succession had taken place, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. As used in this Paragraph, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any successor to the Company is an intended third-party beneficiary of this Agreement. Executive may not assign any of his rights under this Agreement or delegate any of his duties under this Agreement.

19. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

to the Company at:	1305 Cherrington Parkway, Building 210, Suite 400 Moon Township, PA 15108 Attention: Chairman of the Board

to Executive at:	2108 Beaver Creek Lane Southlake, TX 76092

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) business days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) business days from the day of the resumption of normal mail service.

20. Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. Subject to the provisions in this Paragraph, the severance payments and benefits payable pursuant to Paragraph 7.4 or 7.5 of this Agreement that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of Executive’s termination of employment.

20.1. This Agreement is intended to be exempt from or to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company.

20.2. It is intended that each installment of the Severance Payments, the CoC Cash Bonus Amount, the Pro-Rated Bonus Payment and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

20.3. If, as of the date of Executive’s “separation from service” from the Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Payments, CoC Cash Bonus Amount, the Pro-Rated Bonus Payment and benefits shall be made on the dates and terms set forth in this Agreement.

20.4. In the event that Executive is a “specified employee” (within the meaning of Section 409A) (a “Specified Employee”), amounts and benefits that are nonqualified deferred compensation (within the meaning of Section 409A) that would otherwise be payable or provided under Paragraph 7.4 or 7.5 during the six-month period immediately following Executive’s “separation from service” shall instead be paid, without interest, on the first payroll date of the Company after the earlier of (i) the date of Executive’s death and (ii) the date that is six months following Executive’s “separation from service.”

20.5. The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Paragraph 20, the “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

20.6. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

20.7. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

21. COUNTERPARTS. This Agreement may be executed in any number of multiple counterparts (including by facsimile, “.pdf”, DocuSign or other similar electronic transmission), each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. DRAFTER PROVISION. Each party hereto agrees that he or it has had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against any party hereto.

24. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

[Signature page follows.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and each of the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

COMPANY:

MASTECH DIGITAL, INC.

By:	/s/ Sunil Wadhwani
Name: Sunil Wadhwani
Its: Co-Chairman of the Board of Directors

MASTECH DIGITAL TECHNOLOGIES, INC.

By:	/s/ Sunil Wadhwani
Name: Sunil Wadhwani
Its: Co-Chairman of the Board of Directors

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

EXECUTIVE:

By:	/s/ Nirav Patel
Nirav Patel

Dated: 11/1/2024

Effective Date: January 6, 2025

EXECUTION VERSION

Schedule A

This Schedule A is issued pursuant to that certain Executive Employment Agreement, made as of November 1, 2024 (the “Agreement”), by and between Mastech Digital, Inc., a Pennsylvania corporation (the “Parent”), Mastech Digital Technologies, Inc., a Pennsylvania corporation (together with the Parent, the “Company”), and Nirav Patel (“Executive”). This Schedule A is incorporated into, and shall be governed by the terms and conditions of, the Agreement.

This Schedule A is effective as of the Effective Date and is intended to replace any previously issued Schedule A issued pursuant to the Agreement. Capitalized terms used but not defined in this Schedule A shall have the meanings ascribed to them in the Agreement.

1. Base Salary: $1,000,000 per year, commencing as of the Effective Date, and payable in twelve equal monthly installments in accordance with the Company’s payroll policies.

2. Bonus: Effective as of the Effective Date, Executive will be entitled to an annual performance-based cash bonus of $500,000, for the achievement of certain financial and operational targets. These targets, and the bonus dollars tied to such targets, will be determined and communicated to Executive by the Board on an annual basis. The targets for the 2025 calendar year shall not be determined prior to the sixtieth (60th) following the Effective Date. Should Executive or, to the extent applicable, the Company, fail to achieve the target amount for the performance measures set by the Board, Executive’s annual performance-based bonus, if any, shall be based upon the Board’s evaluation of the percentage of the target amount achieved during the year. Conversely, should Executive or, to the extent applicable, the Company, exceed the target amount for the performance measures set by the Board, Executive’s annual performance-based bonus may exceed the bonus amount stated above, based upon the Board’s evaluation of the percentage of the over-achievement of such target amount(s).

Other than the Signing Bonus (as defined in the Agreement), all bonuses will be paid following the completion of the Company’s year-end audit and shall be conditioned upon Executive’s continuous employment with the Company through such date of payment. Except as otherwise expressly set forth in this Agreement, if Executive is not employed by the Company on the date of the applicable bonus payment, whether due to the Company terminating Executive’s employment with or without Cause or Executive terminating his employment with or without Good Reason, Executive will not be eligible for such bonus.

[Signature page follows.]

COMPANY:

MASTECH DIGITAL, INC.

By:	/s/ Sunil Wadhwani
Name:	Sunil Wadhwani
Its:	Co-Chairman of the Board of Directors

MASTECH DIGITAL TECHNOLOGIES, INC.

By:	/s/ Sunil Wadhwani
Name:	Sunil Wadhwani
Its:	Co-Chairman of the Board of Directors

EXECUTIVE:

By:	/s/ Nirav Patel
Nirav Patel

Dated:	11/1/2024

Schedule B

CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

PROTECTION AGREEMENT

This Agreement is made and entered into to be effective as of the date set forth below, by and between Mastech Digital Technologies, Inc., a Pennsylvania corporation, (hereinafter called the “Company”) and the undersigned employee ___Nirav Patel___________, (hereinafter called “Employee”).

WITNESSETH:

WHEREAS, Employee has been or will be employed by the Company in a capacity such that, in the performance of Employee’s duties, Employee may acquire Confidential Information or Trade Secrets (as those terms are defined below) relating to the Company’s business (or that of its joint ventures, affiliated companies or its clients) and Employee may develop copyrightable works, inventions or improvements relating to the Company’s products and business (or that of its affiliated companies or joint ventures); and

WHEREAS, it is the understanding between the Company and Employee that the Company shall have certain rights in such Confidential Information, Trade Secrets, copyrightable works, inventions and improvements;

NOW, THEREFORE, in consideration of the Company’s agreement to employ Employee and the fees paid to Employee by the Company during Employee’s employment by the Company, Employee agrees as follows:

Employee hereby acknowledges and agrees that each of the copyrightable works authored by Employee (including, without limitation, all software and related documentation and all web site designs), alone or with others, during Employee’s employment by the Company shall be deemed to have been to be works prepared by Employee within the scope of Employee’s employment by the Company and, as such, shall be deemed to be “works made for hire” under the United States copyright laws from the inception of creation of such works. In the event that any of such works shall be deemed by a court of competent jurisdiction not to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment by Employee to the Company of all right, title and interest in and to such works, including, without limitation, all worldwide copyright interests therein, in perpetuity. The fact that such copyrightable works are created by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such works which otherwise fall within this paragraph. Employee agrees to execute and deliver to the Company such further instruments or documents as may be requested by the Company in order to effectuate the purposes of this paragraph 1.

Employee shall promptly and fully disclose to the Company all inventions or improvements made or conceived by Employee, solely or with others, during Employee’s employment by the Company and, where the subject matter of such inventions or improvements results from or is suggested by any work which Employee may do for or on behalf of the Company or relates in any way to the Company’s products or business (or that of its affiliated companies or joint ventures), the Company shall have all rights to such inventions and improvements, whether they are patentable or not. The fact that such inventions and improvements are made or conceived by Employee outside of the Company’s facilities or other than during Employee’s working hours with the Company shall not diminish the Company’s rights with respect to such inventions or improvements which otherwise fall within this paragraph 2.

The Company shall have no rights pursuant to this Agreement in any invention of Employee made during the term of Employee’s employment by the Company if such invention has not arisen out of or by reason of Employee’s work with the Company or does not relate to the products, business or operations of the Company or of its affiliated companies or joint ventures, although Employee shall nonetheless inform the Company of any such invention.

At the request of the Company, either during or after termination of Employee’s employment by the Company, Employee shall execute or join in executing all papers or documents required for the filing of patent applications in the United States and such foreign countries as the Company may elect, and Employee shall assign all such patent applications to the Company or its nominee, and shall provide the Company or its agents or attorneys with all reasonable assistance in the preparation and prosecution of patent applications, drawings, specifications and the like, all at the expense of the Company, and shall do all that may be necessary to establish, protect and maintain the rights of the Company or its nominee in the inventions, patent applications and Letters Patent in accordance with the spirit of this Agreement.

Employee shall treat as confidential all Trade Secrets and Confidential Information belonging to the Company (or information belonging to third parties to which the Company shall owe an obligation of secrecy) which is disclosed to Employee, which Employee may acquire or develop or which Employee may observe in the course of Employee’s employment by the Company and which at the time of disclosure is not previously known by Employee and not known or used by others in the trade generally, and Employee shall not disclose, publish or otherwise use, either during or after termination of Employee’s employment by the Company, any such Trade Secrets or Confidential Information without the prior written consent of the Company. As used in this Agreement, “Confidential Information” means the whole or any portion or phase of any data or information relating to the Company’s services, products, processes or techniques relating to its business or that of any of the Company’s clients, whether or not copyrighted, patented or patentable. As used in this Agreement, “Trade Secret” means any useful process, machine or other device or composition of matter which is new and which is being used or studied by the Company and is not described in a patent or described in any literature already published and distributed externally by the Company; the source code or algorithms of any software developed or owned by the Company; any formula, plan, tool, machine, process or method employed by the Company, whether patentable or not, which is not generally known to others; business plans and marketing concepts of the Company; marketing or sales information of the Company; financial information or projections regarding the Company or potential acquisition candidates of the Company; financial, pricing and/or credit information regarding clients or vendors of the Company; a listing of names, addresses or telephone numbers of customers or clients of the Company; internal corporate policies and procedures of the Company; and any other information falling under the definition of a “Trade Secret” pursuant to the Uniform Trade Secrets Act (or, if applicable, the version thereof adopted by Pennsylvania).

Upon termination of employment with Company for any reason, Employee shall promptly deliver to Company the originals and copies of all correspondence, drawings, manuals, computer related or generated information, letters, notes, notebooks, reports, prospect lists, customer lists, flow charts, programs, proposals, and any documents concerning Company’s business, Customers or suppliers and, without limiting the foregoing, will promptly deliver to Company any and all other documents or materials containing or constituting Confidential Information or Trade Secrets. Employee agrees to maintain the integrity of all stored computer information and agrees not to alter, damage or destroy said computer information before returning it to Company.

Employee shall keep and maintain adequate and current written records of all Trade Secrets and Confidential Information made by Employee (solely or jointly with others) during the term of employment (“Records”). The Records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks and any other format. The Records will be available to and remain the sole property of the Company at all times. Employee shall not remove such Records from the Company’s place of business except as expressly permitted by the Company.

This Agreement shall in no way alter, or be construed to alter, the terms and conditions of any Employment Agreement entered into by Employee with the Company. The Company may utilize any portion of Employee’s Employment Agreement to enforce the terms and conditions set forth herein and remedy any violation of this Agreement. The Company has the exclusive right to assign this Agreement.

The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or Employee to enforce their rights hereunder to any court geographically located in Allegheny County, Pennsylvania. The Employee hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Employee agrees not to object to any petition filed by the Company to remove an action filed by Employee from a forum or court not located in Allegheny County, Pennsylvania.

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT. I UNDERSTAND THAT I AM REQUIRED TO SIGN THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

EMPLOYEE:

/s/ Nirav Patel
Signature

Date:	11/1/24

Schedule C

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, Mastech Digital Technologies, Inc. (“Company”) employed ____________________________________________ (“Executive”); and

WHEREAS, Company and Executive wish to resolve any and all matters between them relating to Executive’s employment and termination from employment;

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Confidential Separation Agreement and General Release (“Release”) will resolve, finally and completely, any and all possible claims and disputes between Company and Executive arising from such employment and the termination of that employment and, accordingly, Company and Executive, each intending to be legally bound, hereby agree as follows:

1. Executive’s employment with the Company terminated _______________ (the “Termination Date”).

2.  (a) Except as provided in Paragraph 2(b) below, Executive shall have no further right to any salary or Executive benefits provided by the Company or any other Executive benefit plans of the Company. Executive agrees that the provisions of this Release and the payments under this Release do not extend Executive’s service or increase any amounts due him under the benefit plans of the Company.

(b) In exchange for execution of this Release within thirty days following the Termination Date, the Company will:

(1) pay to Executive ______________________, less withholdings and deductions required by law. This amount will be paid by Company to Executive pursuant to the terms of Executive’s Employment Agreement effective ____________, such amount payable in the event of a termination of Executive’s employment other than for cause, on the dates and in the form specified in the Employment Agreement, specifically in ___ equal installments of ______, less required withholding and deductions. The payments will commence with the first regular payroll date occurring on or after the sixtieth (60th) day following Executive’s termination date, together with a catch-up payment consisting of the installments that otherwise would have been paid on the regular payroll dates occurring between the termination date and such initial payment date, and the remaining installments paid on succeeding regular payroll dates during such Severance Period until paid in full. Executive agrees and acknowledges that he is not entitled to payment of any severance pay under the Company’s generally applicable severance pay policy (“Severance Policy”). To the extent the payments to be received by Executive during the first six (6) months after termination of employment, together with all other taxable payments received during that six (6)-month period (determined under Internal Revenue Code §409A and including the payments under this Agreement if required), exceeds the maximum amount permitted to be paid to a “specified employee” under Internal Revenue Code §409A, the excess payments shall be aggregated and paid instead in a single lump sum on the first business day after the end of the six (6)-month period;

(2) Continued coverage under Company’s Executive benefit plans (other than 401(k) or pension benefit coverage) after termination of employment for Executive and his eligible dependents, as and when provided under the Severance Policy, and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new Company);

(3) Following the cessation of coverage under the Company’s group health (medical, dental, vision) plans under (3) above, Executive shall be entitled to continue his coverage and coverage for any eligible qualified beneficiary under Company’s group health plans in accordance with and for as long as required under the federal “COBRA” requirements (subject to payment of the applicable cost for such coverage as may be required by Company in accordance with COBRA). Any period of post-termination coverage under (3) above shall not be considered as part of the COBRA continued coverage period; and

(4) For any period COBRA coverage under Company’s group health plans is in effect for Executive and/or Executive’s qualified beneficiaries during the first six (6) months after Executive’s termination of employment, Executive shall receive a monthly payment at the same time as the payments set forth in subparagraph (1), above, less appropriate withholding, pursuant to the Company’s regular schedule and payroll practices, in an amount equal to the excess of the Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active Executive of the Company.

Company and Executive agree and acknowledge that the foregoing amounts and benefits exceed any payments to which Executive might otherwise be entitled under existing Company policies or practices in the absence of execution of this Release.

(c) Included as part of Executive’s final salary payment is a lump sum payment equal to the amount of accrued and unused vacation that Executive is entitled to receive under the Company’s existing policies. Upon the termination of his employment, Executive will receive payment for accrued and unused vacation and personal days regardless of execution of the Release.

3. This Release shall not constitute or be construed as an admission of any liability or wrongdoing by the Company. Executive expressly understands and agrees that by entering into this Release, Company in no way is admitting to having violated any of Executive’s rights or to having violated any of the duties or obligations owed Executive or to having engaged in any conduct in violation of the law. Company, in fact, affirmatively states that it treated Executive in full accord with the law at all times. Further, Executive understands and agrees that the Company will not be obligated in any way to provide him with future employment and Executive agrees not to seek any such employment or reemployment.

4. Executive, on behalf of himself, his heirs, representatives, estates, dependents, executors, administrators, successors and assigns, hereby voluntarily, expressly, irrevocably and unconditionally releases and forever discharges the Company and its parents, subsidiaries, related companies, predecessors, affiliates, successors and assigns, and its and their respective benefits plans, and their past, present and future officers, directors, trustees, administrators, agents, attorneys, employees, and representatives, as well as the heirs, successors or assigns of any of such persons or such entities (severally and collectively called “Releasees”), jointly and individually, from any and all manner of suits, actions, causes of action, demands, damages and claims, known and unknown, that Executive has or ever had or which he may have against any of the Releasees for any acts, practices or events up to and including the date he executes this Release, and the continuing effects thereof, it being the intention of Executive to effect a general release of all such claims. By executing this Release, Executive understands that he is releasing any and all claims under any possible legal, equitable, contract, tort or statutory theory, including but not limited to: (i) any and all claims arising from or relating to Executive’s employment with the Company and/or his termination from employment with the Company including, but not limited to, any and all claims for breach of the Company’s policies, rules, regulations, or handbooks or for breach of express or implied contracts or express or implied covenants of good faith, and any and all claims for wrongful discharge, defamation, slander, invasion of privacy, violation of public policy, retaliation, intentional or negligent infliction of emotional distress or any other personal injury; (ii) any and all claims for back pay, front pay, or for any kind of compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever; (iii) any and all claims arising under federal, state, or local constitutions, laws, rules, regulations or common law prohibiting employment discrimination based upon age, race, color, sex, religion, handicap or disability, national origin or any other protected category or characteristic, including, but not limited to, any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Pennsylvania Human Rights Act, the Americans With Disabilities Act, the Civil Rights Acts of 1866 and 1871, the Pregnancy Discrimination Act, Section 1981, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974 and/or under any other federal, state, or local human rights, civil rights, or employment discrimination statutes, ordinances, rules or regulations; and (iv) any and all other claims of any kind whatsoever that Executive has or may have against Releasees up to and including the Date he executes this Release. Notwithstanding anything in this Release to the contrary, Executive is not waiving any rights that, under the law, cannot be waived (including any rights to challenge the validity of this Release).

5. Executive specifically releases all Releasees from any and all claims or causes of action for the fees, costs, expenses and interest of any and all attorneys who have at any time or are now representing Executive in connection with this Release and/or in connection with any matters released in this Release.

6. Executive acknowledges that he has been given the opportunity to consider this Release for at least twenty-one (21) days, which is a reasonable period of time, and that he has been advised to consult with an attorney prior to signing this Release. Executive further acknowledges that he has had a full and fair opportunity to confer with an attorney, that he has carefully read and fully understands all of the provisions of the Release, and that he has executed it of his own free will, act and deed without coercion and with knowledge of the nature and consequences thereof. If Executive executes this Release in less than twenty-one (21) days, he acknowledges that he has thereby waived his right to the full twenty-one (21) day period. For a period of seven (7) calendar days following the execution of this Release, Executive may revoke this Release by delivery of a written notice revoking the same within that seven (7) day period to the Company at Mastech Digital Technologies, Inc., 1000 Commerce Drive, Suite 500, Pittsburgh, PA 15275, Attention: Jenna Ford Lacey. This Release shall not become effective or enforceable until said seven (7) day revocation period has expired. The date of expiration of such revocation period is referred to herein as the Effective Date. Company shall have no obligation to pay any sums under paragraph 2(b) of this Release until eight (8) days after receipt of a fully executed copy of the Release.

7. Executive acknowledges that he was provided with, received, used and was exposed to confidential proprietary information and trade secrets relating to the Company (hereinafter referred to as “Trade Secrets and/or Confidential Information”). Executive agrees that the Company has a substantial business interest in the protection of its Trade Secrets and/or Confidential Information from disclosure and/or misuse and that the Company has a substantial business interest in the covenants set forth below. Executive, therefore, covenants and agrees that he shall not, without the written consent of a duly authorized executive officer of the Company, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any Trade Secrets and/or Confidential Information of the Company for so long as the pertinent information or documentation remain Trade Secrets and/or Confidential Information; provided, however, that for purposes of this Release, Trade Secrets and/or Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Executive acknowledges and agrees that the ascertainment of damages in the event of his breach or violation of the restrictions set forth in Paragraph 7 of this Release would be difficult, if not impossible, and further that the various rights and duties created hereunder are extraordinary and unique so that upon breach by Executive of the duties and obligations provided hereunder, the Company will suffer irreparable injury for which it will have no meaningful remedy in law. Executive therefore agrees that, in addition to and without limiting any other remedy or right it may have, the Company shall be entitled to injunctive relief in order to enforce the provisions hereof.

8. Executive hereby confirms that he has returned to the Company all Company-issued credit cards and keys as well as computers, computer software, files, manuals, letters, notes, records, drawings, notebooks, reports and any other documents and tangible items owned by the Company or which Executive obtained, prepared or acquired while he was employed with the Company or used or maintained in connection with conducting business for or on behalf of the Company, expressly including documents and tangible items containing confidential information about the Company, whether maintained at Executive’s office, his home or any other location. Such information includes information in all forms, including electronic form. Executive will not disclose or make any further use, directly or indirectly, of any such Company information.

9. Executive agrees and acknowledges that there are no outstanding expense reimbursements due to him.

10. a. Except as otherwise required by law, Executive agrees to refrain from directly or indirectly engaging in publicity or any other action or activity which reflects adversely upon Company, its Board, officers, Executives, agents and business, including any successor or affiliate.

b. Except as otherwise required by law, Executive agrees to keep confidential and not disclose the terms of this Release to any person, with the exception of his spouse, attorneys or tax professionals consulted by Executive to understand he interpretation, application, or legal or financial effect of this Release or to implement any portion of it with those persons to pledge to strictly maintain such confidentiality before Executive shares such information with them.

11. If any of the provisions of this Release are determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Release shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.

12. Executive and Company agree that the language of all parts of this Release shall in all cases be construed as a whole, according to the fair meaning, and not strictly for or against any party.

13. Executive and Company understand, covenant and agree that the terms and conditions of this Release constitute the full and complete understandings, agreements and arrangements of the parties with respect to the subject matter hereto. Executive and Company understand, covenant and agree that the post-termination obligations of Executive’s Executive Employment Agreement dated _______________, shall continue in full force and effect. Executive acknowledges that his Executive Employment Agreement provides that for one (1) year after Executive’s termination with Company, Executive shall not:

(a)

directly or indirectly contact any Customer (as defined in the Executive Employment Agreement) for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company or any Affiliate;

(b)

directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate; or

(c)

directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce Executives of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate. Any subsequent alteration in or variance from any term or condition of this Release shall be effective only if in writing; or

(d)

directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for Company and its Affiliates within the one (1) year period prior to the termination of Executive’s employment.

14. This Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except as preempted by federal law. This Release shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors and permitted assigns. It shall not be construed against either party.

15. Executive shall make no assignment of any released claims, and he hereby warrants that no such assignment has been made.

IN WITNESS WHEREOF, the undersigned parties, having read this Confidential Separation Agreement and General Release, and intending to be legally bound thereby, have caused this Confidential Separation Agreement and General Release to be executed as of the date set forth below.

AGREED:	Dated:

(Executive) For Myself, My Heirs, Personal Representatives and Assigns

Witnessed By:

Appendix A

EFFECTIVE DATE STOCK OPTION AGREEMENT

(See attached.)

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER THE

MASTECH DIGITAL, INC. INDUCEMENT EQUITY PLAN

(as adopted effective _________)

(the “Plan”)

This Non-Qualified Stock Option Agreement (this “Agreement”) is made as of the date set forth on Schedule A hereto (the “Grant Date”), by and between Mastech Digital, Inc., a Pennsylvania corporation (the “Corporation”), and the person named on Schedule A hereto (the “Optionee”).

WHEREAS, the Optionee is an employee of the Corporation and entered into that certain Executive Employment Agreement, effective as of ___________ ___, 2024, by and among the Corporation, Mastech Digital Technologies, Inc., a Pennsylvania corporation, and the Optionee (as may be amended and/or restated from time to time, the “Employment Agreement”); and

WHEREAS, pursuant to the terms of the Employment Agreement, the Corporation is granting the Optionee an option to purchase shares of common stock of the Corporation (the “Common Stock”) on the terms set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that as of the Grant Date, the Corporation hereby grants the Optionee an option to purchase from it, upon the terms and conditions set forth in the Plan, in this Agreement and in Schedule A hereto, that number of shares of the authorized and unissued Common Stock of the Corporation as is set forth on Schedule A hereto (the “Option”).

Terms of Stock Option. The Option to purchase Common Stock granted hereby is subject to the terms, conditions, and covenants set forth in the Plan, in Schedule A hereto and the following:

a)	This Option shall constitute a Non-Qualified Stock Option which is not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended;

b)	The per share exercise price for the shares subject to this Option is set forth on Schedule A hereto;

c)	No portion of this Option may be exercised more than ten (10) years from the Grant Date; and

d)	This Option is conditioned upon the Employment Agreement remaining in full force and effect on the Grant Date and the Term of Employment (as defined in the Employment Agreement) having commenced.

Payment of Exercise Price. This Option may be exercised, in part or in whole, only by written request to the Corporation accompanied by payment of the exercise price in full either (i) in cash for the shares with respect to which it is exercised; (ii) by delivering to the Corporation a notice of exercise with an irrevocable direction to a broker-dealer registered under the Act to sell a sufficient portion of the shares and deliver the sale proceeds directly to the Corporation to pay the exercise price; or (iii) by delivering shares of Common Stock or a combination of shares and cash having an aggregate Fair Market Value (as defined in the Plan) equal to the exercise price of the shares being purchased; provided, however, that shares of Common Stock delivered by the Optionee may be accepted as full or partial payment of the exercise price for any exercise of the Option hereunder only if the shares have been held by the Optionee for at least six (6) months. To the extent required by the Corporation, the Optionee shall also tender at the time of exercise cash equal to the amount of federal and state withholding taxes due in connection with such exercise.

Miscellaneous.

a)	This Agreement is binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

b)

This Agreement will be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and may be executed in more than one counterpart, each of which shall constitute an original document.

c)	No alterations, amendments, changes or additions to this agreement will be binding upon either the Corporation or the Optionee unless reduced to writing and signed by both parties.

d)

The Optionee acknowledges receipt of a copy of the Plan as presently in effect. All of the terms and conditions of the Plan are incorporated herein by reference (including but not limited to capitalized terms not otherwise defined herein) and this Option is subject to such terms and conditions in all respects, except as expressly modified in this Agreement and/or in Schedule A hereto.

e)	This Agreement, Schedule A hereto and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede any prior written or oral agreements.

In witness whereof, the parties have executed this Agreement as of the Grant Date.

MASTECH DIGITAL, INC.

By:
John J. Cronin, Jr.

OPTIONEE

Nirav Patel

Schedule A

1.	Optionee: Nirav Patel

2.	Grant Date: [INSERT DATE]

3.	Number of Shares of Common Stock covered by the Option: 702,358

4.	Exercise Price: [INSERT EXERCISE PRICE]

5.

Subject to the condition set forth in subsection (c) of the section of the Agreement entitled “Terms of Stock Option,” the Option shall become vested and exercisable in accordance with the following schedule provided that the Optionee remains in continuous employment with the Corporation through each such vesting date:

(i)	The Option shall become vested and exercisable with respect to 87,795 shares on the one-year anniversary of the Grant Date;

(ii)	The Option shall become vested and exercisable with respect to an additional 87,795 shares on the two-year anniversary of the Grant Date;

(iii)	The Option shall become vested and exercisable with respect to an additional 87,795 shares on the three-year anniversary of the Grant Date;

(iv)	The Option shall become vested and exercisable with respect to an additional 87,794 shares on the four-year anniversary of the Grant Date;

(v)

The Option shall become vested and exercisable with respect to an additional 175,589 shares on the first date during the Optionee’s Term of Employment that the Quarterly Average Market Capitalization (as defined below) of the Corporation is greater than $300,000,000 (the “First Tier Market Capitalization Vesting Threshold”);

(vi)

The Option shall become vested and exercisable with respect to an additional 87,795 shares on the first date during the Optionee’s Term of Employment that the Quarterly Average Market Capitalization of the Corporation is greater than $450,000,000 (the “Second Tier Market Capitalization Vesting Threshold”);

(vii)

The Option shall become vested and exercisable with respect to an additional 87,795 shares on the first date during the Optionee’s Term of Employment that the Quarterly Average Market Capitalization of the Corporation is greater than $600,000,000 (together with the First Tier Market Capitalization Vesting Threshold and the Second Tier Market Capitalization Vesting Threshold, the “Market Capitalization Vesting Thresholds”);

provided, however, that notwithstanding anything to the contrary in this Section 5:

(w)

in the event the Optionee’s employment with the Corporation is terminated by the Corporation with Cause (as defined in the Employment Agreement) pursuant to Section 7.1 of the Employment Agreement, then this Option, including any vested or unvested portion at the time of such termination, shall be forfeited on such termination date without further action of the Corporation or the Optionee;

(x)

in the event the Optionee’s employment with the Corporation is terminated by the Optionee without Good Reason (as defined in the Employment Agreement) pursuant to Section 7.2 of the Employment Agreement, or due to the Optionee’s death pursuant to Section 7.3 of the Employment Agreement, or by the Corporation without Cause or by the Optionee for Good Reason (other than on the date of the consummation of a Change of Control or within 12 months following a Change of Control (as defined in the Employment Agreement)) pursuant to Section 7.4 of the Employment Agreement, then this Option, to the extent unvested at the time of such termination, shall be forfeited on such termination date without further action of the Corporation or the Optionee;

(y)

in the event the Optionee’s employment with the Corporation is terminated by the Corporation without Cause or by the Optionee for Good Reason (other than on the date of the consummation of a Change of Control or within 12 months following a Change of Control (as defined in the Employment Agreement)) pursuant to Section 7.4 of the Employment Agreement, then:

a.

if the Termination Date is prior to the one-year anniversary of the Grant Date, then a pro rata portion of the Option covered by Section 5(i) of this Agreement, to the extent unvested and outstanding at the time of such termination, shall become vested and exercisable on such termination, with such pro rata portion equal to the product of (i) 87,795 and (ii) the number of days after the Grant Date that Optionee was employed by the Corporation, divided by 365;

b.

if the Termination Date is after the one-year anniversary of the Grant Date but prior to the second-year anniversary of the Grant Date, then a pro rata portion of the Option covered by Section 5(ii) of this Agreement, to the extent unvested and outstanding at the time of such termination, shall become vested and exercisable on such termination, with such pro rata portion equal to the product of (i) 87,795 and (ii) the number of days after the first anniversary of the Grant Date that Optionee was employed by the Corporation, divided by 365;

c.

if the Termination Date is after the second-year anniversary of the Grant Date but prior to the third-year anniversary of the Grant Date, then a pro rata portion of the Option covered by Section 5(ii) of this Agreement, to the extent unvested and outstanding at the time of such termination, shall become vested and exercisable on such termination, with such pro rata portion equal to the product of (i) 87,795 and (ii) the number of days after the second anniversary of the Grant Date that Optionee was employed by the Corporation, divided by 365;

d.

if the Termination Date is after the third-year anniversary of the Grant Date but prior to the fourth-year anniversary of the Grant Date, then a pro rata portion of the Option covered by Section 5(ii) of this Agreement, to the extent unvested and outstanding at the time of such termination, shall become vested and exercisable on such termination, with such pro rata portion equal to the product of (i) 87,794 and (ii) the number of days after the third anniversary of the Grant Date that Optionee was employed by the Corporation, divided by 365; and

(z)

in the event the Optionee’s employment with the Corporation is terminated by the Corporation without Cause or by the Optionee for Good Reason (in either case on the date of the consummation of a Change of Control or within 12 months following a Change of Control) pursuant to Section 7.5 of the Employment Agreement, then (I) the portion of the Option covered by Sections 5(i) through 5(iv) of this Agreement, to the extent unvested and outstanding at the time of such termination and (II) the portion of the Option unvested and outstanding at the time of such termination that would become vested upon the achievement of the next applicable Market Capitalization Vesting Threshold covered by Sections 5(v) through 5(vii) of this Agreement, as applicable, shall each become vested and exercisable on such termination date; and

(aa)

in the event of the consummation of a Change of Control whereby Executive’s employment is not terminated in connection with such Change of Control, then the portion of the Option covered by Sections 5(i) through 5(iv) of this Agreement that is then unvested and outstanding at the time of such Change of Control and that would have vested as of the date that is twelve (12) months from the date of consummation of such Change of Control shall become vested and exercisable on the date of consummation of such Change of Control.

For the avoidance of doubt, except as expressly set forth in Section 5(z)(II) above, in the event the Optionee’s employment with the Corporation is terminated for any reason prior to the date that the applicable Market Capitalization Vesting Threshold is achieved, then the portion of the Option covered by Section 5(v), Section 5(vi) or Section 5(vii) of this Agreement, as the case may be, shall be forfeited on the date the Optionee’s employment with the Corporation is terminated without further action of the Corporation or the Optionee.

For purposes of this Section 5:

(a)

“Daily Market Capitalization Amount” means, as of a particular date, the VWAP of the Common Stock on such date, multiplied by the aggregate of the number of issued and outstanding shares of Common Stock on such date;

(b)

“Quarterly Average Market Capitalization” means, for a particular calendar quarter, the aggregate Daily Market Capitalization Amounts for all Trading Days during such calendar quarter, divided by the number of Trading Days during such calendar quarter;

(c)

“Trading Day” means a day on which the NYSE American or another established stock exchange or national market system on which the shares of Common Stock are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock are not listed or admitted to trading on the NYSE American or another established stock exchange or national market system, a business day; and

(d)

“VWAP” means, for any particular date, the per share price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the NYSE American or another established stock exchange or national market system, the daily volume weighted average price per share of the Common Stock for such date on the NYSE American or such other established stock exchange or national market system as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service selected by the Corporation, or (b) in all other cases, the Fair Market Value of a share of Common Stock.

6.	Notwithstanding anything herein to the contrary, the last day on which the vested portion of the Option may be exercised is the earliest of:

(i)	the ten (10)-year anniversary of the Grant Date;

(ii)	the date on which the Optionee becomes an officer, director, employee or consultant of a “Competing Business” (as defined in the Plan);

(ii)

three (3) months after the Optionee’s termination of employment with the Corporation other than a termination by the Corporation for Cause (as defined in the Employment Agreement) or due to Disability or retirement (each as defined in the Plan); or

(iv)	one (1) year following the Optionee’s death or his termination of employment with the Corporation due to Disability or retirement (each as defined in the Plan).

For the avoidance of doubt, in the event the Optionee’s employment with the Corporation is terminated by the Corporation with Cause (as defined in the Employment Agreement) pursuant to Section 7.1 of the Employment Agreement, then this Option, whether vested or unvested at the time of such termination, shall be forfeited on such termination date without further action of the Corporation or the Optionee.

Initials of Authorized Officer of MASTECH DIGITAL, INC.

Optionee’s Initials